Exhibit 10.25

Alliance Laundry Systems LLC PO Box 990, Shepard Street Ripon, WI 54971, USA T | +1 920 748 3121 F | +1 920 748 4564 www.alliancelaundry.com
~CONFIDENTIAL~
December 17, 2024
Bob Calver
Bob.calver@alliancels.com
Re: Interim Assignment Recognition & Retention
As the search continues for the CFO for Alliance, I want to express my continued appreciation for your dedication to providing interim leadership. I acknowledge that the continuation of the search and the uncertainty of how it will impact you has been stressful. In recognition of your leadership of our Finance & Accounting team, the contributions towards our IPO readiness, and as an incentive that you remain employed with the Company following a potential IPO I want to extend the following to you:
Recognition of Interim Contributions:
•2024 Bonus: For the 2024 Metric Bonus Plan year, to participate in the Company Metric Bonus Program with a bonus target of 40% of your base salary
•Options: Pending Board approval, you will be granted $500,000 in additional stock options.
•Non-Selection Payment: If you are not selected as the CFO of the Company, you will receive a one-time payment of $100,000, payable within thirty (30) days after the appointment of a CFO. This replaces the $50,000 committed to in the original assignment letter
.
•Assignment Bonus: No change to the assignment bonus. That will continue to be $10,000 monthly through the appointment of the CFO.
Retention:
•IPO Success Payment: Upon the successful completion of an IPO by the Company, you will receive a one-time payment of $100,000, payable within thirty (30) days following the IPO date.
•Twelve-Month Post-IPO Payment: Provided you remain in continuous employment with the Company for twelve (12) months following the successful IPO, you will receive an additional one-time payment of $100,000, payable within thirty (30) days after the twelve-month anniversary of the IPO.
Conditions for Payment
•All payments are subject to required deductions and withholdings.
•If you are selected as CFO, you forfeit the non-selection payment and both retention payments.

Alliance Laundry Systems LLC PO Box 990, Shepard Street Ripon, WI 54971, USA T | +1 920 748 3121 F | +1 920 748 4564 www.alliancelaundry.com
•If you voluntarily resign or are terminated for cause (i.e. code of conduct violation, misconduct, fraud) before any corresponding payment date, you forfeit the right to receive the unpaid portion of any retention payments.
•You agree that you will keep the terms of this letter agreement confidential, and will not disclose its terms to any person, other than your immediate family or professional advisers (who also must keep the terms of this letter agreement confidential).
Severance
•In case of employment separation initiated by Alliance for any reason other than for cause, you will receive the following severance benefits (contingent upon signing separation & release agreement): This replaces prior agreement of six months from 2022 transfer to US.
•12 months of severance pay.
•Metric bonus for the portion of year worked prior to separation, payable in March the following year.
•For the year in which separation occurs, professional tax preparation services will be provided to prepare your home country income tax return and US income tax return if both are required.

Agreed:

/s/ Bob Calver
Name: Bob Calver

Approved by:

/s/ Michael Schoeb
Name: Mike Schoeb
Title: CEO

/s/ Amanda Kopetsky
Name: Amanda Kopetsky
Title: VP – Global HR